AFFILIATION AGREEMENT

This Affiliation Agreement (“Agreement”) dated as of December 9, 2002 is entered into by and between Wayne Bancorp, Inc., a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Wooster, Ohio (“Wayne”), and Banc Services Corp., a corporation organized and existing under the corporation laws of the State of Ohio, with its principal office located in Orrville, Ohio (“BSC”).

W I T N E S S E T H :

WHEREAS, Wayne and BSC are registered bank holding companies under the Bank Holding Company Act of 1956, as amended, and Wayne and BSC desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio pursuant to which at the Effective Time (as herein defined in Article IX) BSC will be merged into Wayne, with Wayne to be and become the surviving corporation (the “Merger”);

WHEREAS, BSC owns all of the outstanding stock of The Savings Bank and Trust Company, an Ohio state-chartered bank (the “Subsidiary”), and, immediately following the consummation of the Merger, Chippewa Valley Bank, a wholly-owned bank subsidiary of Wayne (“Chippewa”), will be merged with the Subsidiary with Chippewa surviving under the name “The Savings Bank and Trust Company”;

WHEREAS, under the terms of this Agreement, each of the issued and outstanding common shares, no par value, of BSC (“BSC Common Stock”) issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be canceled and extinguished and in substitution therefor such BSC Common Stock will, at the Effective Time, be converted into common shares, without par value, of Wayne (“Wayne Common Stock”), and cash, all as more fully provided in this Agreement; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Wayne and BSC agree together as follows:

ARTICLE I
MODE OF EFFECTUATING CONVERSION OF SHARES

1.1

Merger.  Upon the terms and conditions set forth in the Agreement, BSC shall be merged with and into Wayne.

1.2

Effect of Merger on Wayne Common Stock.  At the Effective Time, all of the shares of Wayne Common Stock that are issued and outstanding or held by Wayne as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the surviving corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for the purchase of any shares of the capital stock of Wayne, will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of Wayne Common Stock to which they are entitled under the terms of the governing documents.

1.3

Consideration and Share Exchange.

1.3.1

At the Effective Time, each of the shares of BSC Common Stock that is issued and outstanding immediately prior to the Effective Time will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into 1.325 shares of Wayne Common Stock, subject to adjustment for a stock dividend to be paid on December 27, 2002 (the “Exchange Ratio”), or cash in lieu thereof for fractional shares, if any, and $14.40 (the “Merger Cash Component”) in cash (the Exchange Ratio, cash in lieu of fractional shares and the Merger Cash Component together comprise the “Merger Consideration”), subject to the termination provisions set forth in Article VII below.  The amount of cash payable with respect to any fractional share of Wayne Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value.  The “Closing Value” shall mean the 4:00 p.m. Eastern Time closing price per share of Wayne Common Stock on the Nasdaq SmallCap Market on the Closing Date.  In addition, if the Effective Time has not occurred by June 30, 2003, the Merger Consideration shall include as part of the Merger Cash Component, on a per share basis, an amount equal to the product of $13,818,628 multiplied by 4.25% and then divided by a fraction, the numerator of which shall be the number of days between the Effective Time and June 30, 2003 and the denominator of which shall be 365.  At the Effective Time, all shares of BSC Common Stock held in treasury will be canceled and terminated and will not be converted into shares of Wayne Common Stock.

1.3.2

At the Effective Time, subject to the termination provisions set forth in Article VII below, each award, option, or other right to purchase or acquire shares of BSC Common Stock pursuant to stock options (“BSC Rights”) granted by BSC under The Savings Bank & Trust Company 2000 Stock Incentive Plan (the “Stock Plan”), which is outstanding at the Effective Time, all of which shall be accelerated to be immediately vested and exercisable, shall be converted into and become options with respect to Wayne Common Stock, and Wayne shall assume each BSC Right, in accordance with the terms of the Stock Plan and stock option agreement by which the BSC Right is evidenced, except from and after the Effective Time:  (i) Wayne and its Board of Directors or Compensation Committee shall be substituted for the Committee of BSC’s Board of Directors (including, if applicable, the entire Board of Directors of BSC) administering such Stock Plan, (ii) each BSC Right assumed by Wayne may be exercised solely for shares of Wayne Common Stock, (iii) the number of shares of Wayne Common Stock subject to each such BSC Right shall be equal to the whole number of shares of Wayne Common Stock (omitting any fractional share) determined by multiplying the number of shares of BSC Common Stock subject to such BSC Right immediately prior to the Effective Time by the sum (to the nearest ten thousandth of a share, the “Option Conversion Ratio”) of (A) the Exchange Ratio plus (B) the result obtained by dividing the Merger Cash Component by the Closing Value, and (iv) the per share exercise price under each such BSC Right shall be adjusted by dividing the per share exercise price under each such BSC Right by the Option Conversion Ratio.  In addition, notwithstanding the foregoing, each BSC Right which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Wayne agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section.

The grants pursuant to the Stock Plan shall continue in effect on the terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger) and subject to the covenants set forth in Article VI below.  Wayne shall take all reasonable steps to comply with the terms of the Stock Plan to ensure, to the extent reasonably required by, and subject to the provisions of, the Stock Plan, the BSC Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Wayne shall take all corporate action necessary to reserve for issuance sufficient shares of Wayne Common Stock for delivery upon exercise of BSC Rights assumed by Wayne in accordance with this Section. As soon as practicable after the Effective Time, Wayne shall file with the SEC, if required by applicable laws or regulations, a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), with respect to shares of Wayne Common Stock subject to the BSC Rights assumed by Wayne in accordance with this Section and shall use its reasonable efforts to maintain the effectiveness of such registration statements and maintain the current status of the prospectus or prospectuses contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such options remain outstanding.

1.4

Effect of Merger on BSC Common Stock.  At the Effective Time, all of the shares of BSC Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of BSC, except as aforesaid, their sole rights as shareholders shall pertain to the Wayne Common Stock, cash and cash in lieu of fractional shares, if any (as described above), into which their BSC Common Stock shall have been converted by virtue of the Merger.

1.5

Exchange Procedure.  After the Effective Time, each holder of a certificate or certificates for shares of BSC Common Stock, upon surrender of the same duly transmitted to Registrar and Transfer Company, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Registrar and Transfer Company), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Wayne Common Stock into which such holder’s shares of BSC Common Stock shall have been converted by the Merger pursuant to the Merger Consideration.  As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each BSC shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing BSC Common Stock in exchange for the Merger Consideration. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of BSC Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Wayne Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Wayne Common Stock into which BSC Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of BSC Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Exchange Agent) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

1.6

Consummation of the Merger.  When all necessary documents have been filed and recorded in accordance with the laws of the State of Ohio, and the Merger becomes effective, the separate existence of BSC shall cease and BSC shall be merged with and into Wayne (which will be the “Surviving Corporation”), and which shall continue its corporate existence under the laws of the State of Ohio under the name “Wayne Bancorp, Inc.”  When the Merger becomes effective, the Subsidiary will, by operation of law, become a wholly-owned subsidiary of Wayne.  Immediately following the consummation of the Merger, Chippewa will be merged with the Subsidiary, with Chippewa continuing its corporate existence under the laws of the State of Ohio under the name “The Savings Bank and Trust Company” (referred to herein as the “Surviving Subsidiary”).

1.7

Articles of Surviving Corporation.  The Articles of Incorporation of Wayne, as amended, as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

1.8

Boards of Directors and Officers.

1.8.1

Prior to or concurrent with the Effective Time, Wayne undertakes to take such actions necessary to cause the Wayne Board of Directors to consist of fourteen members with two vacancies.  The Board of Directors of Wayne who are in office at the Effective Time shall remain the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he or she was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. Wayne and its Board of Directors shall undertake to appoint two members of BSC’s Board of Directors who shall be mutually identified by Wayne and BSC prior to Closing.  The officers of Wayne who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.  At the Effective Time, the size of the Board of Directors of the Surviving Subsidiary shall be increased to fifteen members and Wayne, as the sole shareholder of the Surviving Subsidiary, shall elect all of the existing members of the Chippewa Board of Directors and all of the existing members of the Subsidiary’s Board of Directors to the Surviving Subsidiary Board of Directors, the effect of which shall be the surviving Board of Directors consisting of both the Subsidiary Board members existing prior to the Merger combined with the Chippewa Board members existing prior to the Merger.

1.8.2

At the Effective Time of the Merger, Rod C. Steiger shall assume the position of President and Chief Executive Officer of the Surviving Subsidiary and Philip S. Swope shall assume the officer position of Chairman of the Surviving Subsidiary Board of Directors.  Other officers of the Surviving Subsidiary shall be determined by the full Board of Directors following the Merger.

1.9

Regulations of Surviving Corporation.  The Regulations of Wayne at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

1.10

Legal Effect of Merger.  At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of the State of Ohio. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of BSC shall cease; Wayne shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Wayne and BSC, and all obligations owing by or due each of Wayne and BSC shall be vested in, and become the obligations of, Wayne, without further act or deed, including, without limitation, all rights of creditors of each of Wayne and BSC shall be preserved unimpaired, and all liens upon the property of each of Wayne and BSC shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

1.11

Cooperation.  From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of BSC in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of BSC and otherwise to carry out the purposes of this Agreement.

1.12

Filing of Merger Documents.  This Agreement shall be filed (only if necessary) and recorded along with the Certificate of Merger in accordance with the requirements of the laws of the State of Ohio. This Agreement or other such instruments of merger shall not be filed with the Secretary of the State of Ohio until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article V of this Agreement shall have been fully met or effectively waived.  The filing of the instruments of merger necessary to effect the Merger of the Subsidiary with and into Chippewa shall be filed with the Ohio Division of Financial Institutions immediately following the consummation of the Merger.

1.13

Tax Effects of Merger.  The Merger is a reorganization within the meaning of Section 368(a) of the Code, and the Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

1.14

Dissenters Rights.  Holders of Wayne Common Stock and BSC Common Stock shall be entitled to relief as dissenting shareholders pursuant to Section 1701.85 of the Ohio Revised Code.

1.15

Anti-Dilution.  Upon the payment of the Wayne stock dividend on December 27, 2002, the Exchange Ratio will adjust to 1.391, which adjustment shall affect the share amounts set forth in Sections 1.3.1 and 1.3.2 above.  Thereafter, in the event Wayne changes the number of shares of Wayne Common Stock issued and outstanding prior to the Effective Time, as a result of a stock split, stock dividend or similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio and the ratio in Section 1.3.2 shall be proportionately adjusted.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BSC

BSC represents and warrants to Wayne that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in the BSC Disclosure Schedules (the “BSC Schedules”) hereto delivered by BSC to Wayne in connection with the execution of this Agreement:

2.1

Good Standing; Capitalization.

2.1.1

BSC (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 5 million shares of BSC Common Stock authorized pursuant to its Articles of Incorporation, which are the total number of shares BSC is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of BSC of any kind, other than (a) 959,627 shares of BSC Common Stock, which presently are authorized, duly issued and outstanding and fully paid and non-assessable as of December 5, 2002, and (b) options to purchase a total of 35,800 shares of BSC Common Stock as of December 5, 2002 which were granted to and are currently held by the employees, officers and Directors (and their heirs and assigns) of BSC and/or the Subsidiary or the Affiliates (as defined below); (c) owns of record and beneficially free and clear of all liens and encumbrances, all of the outstanding shares of the capital stock of the Subsidiary.  BSC has no direct or indirect subsidiaries other than the Subsidiary and the Affiliates.

2.1.2

The Subsidiary is duly incorporated, validly existing and in good standing as an Ohio state-chartered bank and has all the requisite power and authority to conduct the business as now conducted by it; and the Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of the Subsidiary of any kind, other than 100% of the common shares of the Subsidiary owned of record and beneficially by BSC. The Subsidiary owns of record and beneficially free and clear of all liens and encumbrances 100% of the outstanding common shares, no par value, of Access Financial Corporation, an Ohio corporation, and a 49% interest in SBT Title, LLC (together, the “Affiliates”).  The Subsidiary has no direct or indirect subsidiaries other than the Affiliates.

2.2

Corporate Authority; Binding Obligation.

2.2.1

The Board of Directors of BSC, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of BSC’s shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Regulations of BSC.

2.2.2

BSC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory and shareholder approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of BSC, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of BSC’s shareholders.

2.2.3

Except as disclosed in the BSC Schedules, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, BSC’s Articles of Incorporation or Regulations or, to BSC’s knowledge, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which BSC, the Subsidiary or the Affiliates are subject or bound; (ii) to the knowledge of BSC results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to BSC, the Subsidiary or the Affiliates; (iii) except as disclosed in the BSC Schedules, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which BSC, the Subsidiary or the Affiliates are a party or by which BSC’s, the Subsidiary’s or the Affiliates’ rights, properties or assets are subject or bound; or (iv) accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, BSC or the Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $5,000 over the term of the agreement, arrangement or commitment (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Subsidiary).

2.3

Corporate Documents.  Complete and accurate copies of the (i) Articles of Incorporation and Regulations of BSC and (ii) the Articles of Incorporation and Code of Regulations of the Subsidiary in force as of the date hereof have been delivered to Wayne.

2.4

Financial Statements.  BSC has previously furnished to Wayne its unaudited, consolidated balance sheets and statements of operations as at September 30, 2002, and audited financial statements for the year ended December 31, 2001, together with the opinions of its independent certified public accountants associated therewith.  BSC also has previously furnished to Wayne the Call Reports of the Subsidiary as filed with the Federal Deposit Insurance Corporation (FDIC) as of September 30, 2002 and December 31, 2001. BSC also has furnished to Wayne its audited, consolidated financial statements for the years ended December 31, 2000 and December 31, 1999, together with the opinions of BSC’s independent certified public accountants associated therewith. Such audited consolidated financial statements of BSC fairly present the consolidated financial condition of BSC as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no known liabilities, obligations or indebtedness of BSC, the Subsidiary or the Affiliates required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). BSC shall continue to furnish such financial information for subsequent monthly periods, to the extent available, and quarterly periods to Wayne as soon as practicable until the Closing Date (as defined herein).

2.5

Marketable Title.  Except as disclosed in the BSC Schedules, BSC, the Subsidiary and the Affiliates have good and marketable title to all of the material properties and assets reflected in their respective separate statement of financial condition as at September 30, 2002, and which are still owned by each, and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

2.6

Absence of Material Changes.  Except for events relating to the business environment in general, since September 30, 2002 to the date hereof, there have been no material adverse changes in the financial condition, operations or business of BSC, the Subsidiary and the Affiliates on a consolidated or separate basis; and BSC is not aware of any events which have occurred since September 30, 2002 to the date hereof which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of BSC, the Subsidiary or the Affiliates on a consolidated or separate basis.

2.7

Absence of Litigation.  There is no litigation nor actions, suits, proceedings, investigations or assessments of any kind pending, or to the knowledge of the chief executive officer and chief financial officer of BSC, threatened against BSC, the Subsidiary or the Affiliates which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of BSC, the Subsidiary or the Affiliates on a consolidated or separate basis.

2.8

Extraordinary Transactions.  Since September 30, 2002 to the date hereof, BSC, the Subsidiary and the Affiliates each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in the BSC Schedules, since September 30, 2002 to the date hereof, BSC has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

2.9

Taxes.  BSC, the Subsidiary and the Affiliates have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by BSC, the Subsidiary or the Affiliates through the date hereof constitute complete and accurate representations of the tax liabilities of BSC, the Subsidiary and the Affiliates for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

For purposes of this Section, the term “taxes” shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage, employment and sales taxes.  As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of BSC, the Subsidiary or the Affiliates, and no claim has been made by any authority in a jurisdiction where BSC, the Subsidiary or the Affiliates do not file tax returns that BSC, the Subsidiary or the Affiliates are subject to taxation in that jurisdiction.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to BSC, the Subsidiary or the Affiliates have been paid in full or adequate provision has been made for any such taxes on BSC’s balance sheet (in accordance with GAAP).  Neither BSC, the Subsidiary or the Affiliates have executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  BSC, the Subsidiary and the Affiliates have each withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and BSC, the Subsidiary and the Affiliates each has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Neither BSC, the Subsidiary nor the Affiliates (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

2.10

Contracts.  Except as disclosed in the BSC Schedules, neither BSC, the Subsidiary nor the Affiliates is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Subsidiary) which do not require a total expenditure over the term of the contract, lease or agreement of more than $5,000 thereunder.

2.11

Loan Losses.  Except as disclosed in the BSC Schedules, since September 30, 2002 to the date hereof, the Subsidiary and the Affiliates have not incurred any unusual or extraordinary loan losses which are material to BSC on a consolidated basis; and, to the knowledge of BSC and in light of the Subsidiary’s or the Affiliates’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, as of September 30, 2002, its reserve for loan losses was, in the opinion of BSC, adequate to absorb all known and reasonably anticipated losses as of such date.

2.12

Absence of Fees.  Except for dealings with and obligations to Professional Bank Services, neither BSC,  the Subsidiary nor the Affiliates has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred nor will incur any obligation for any broker’s or finder’s fee or commission in connection with the transactions provided for in this Agreement.

2.13

Legal Compliance.  Except as disclosed in the BSC Schedules, to the knowledge of BSC, neither BSC, the Subsidiary nor the Affiliates, nor any employee, officer or Director of any of them has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of, or material failure to comply with the regulatory requirements of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of the foregoing subclauses which could reasonably be expected to have a material adverse effect on the financial condition of BSC and the Subsidiary. Except as disclosed in the BSC Schedules, to the knowledge of BSC, BSC, the Subsidiary and the Affiliates possess all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

2.14

Material Information.

2.14.1

To the knowledge of BSC, neither this Agreement nor any report, statement, list, certificate or other information furnished by BSC or the Subsidiary or the Affiliates to Wayne or its agents in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

2.15

Environmental.  Except as disclosed in the BSC Schedules, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting BSC, the Subsidiary or the Affiliates in respect to any “facility” owned, leased or operated by any of them (but excluding any “facility” as to which sole interest of BSC or the Subsidiary is that of a lienholder or mortgagee, but including any “facility” to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any “facility” in which BSC or the Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility’s treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or under any Federal, state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or “hazardous substance”, pollutant or contaminant into the “environment” which, if adversely determined, (a) would require the payment by BSC, the Subsidiary or the Affiliates and/or require BSC, the Subsidiary or the Affiliates to incur expenses of more than $10,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on BSC, the Subsidiary or the Affiliates, nor, to the knowledge of BSC after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which BSC, the Subsidiary or the Affiliates is a plaintiff or complainant. To the knowledge of BSC, neither BSC, the Subsidiary nor the Affiliates is liable in any material respect under any applicable law for any release by either of them or for any release by any other “person” of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is BSC, the Subsidiary nor the Affiliates liable for any material costs (as a result of the acts or omissions of BSC, the Subsidiary or the Affiliates or, to the knowledge of BSC, as a result of the acts or omissions of any other “person”) of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over BSC, the Subsidiary or the Affiliates to prevent or minimize any actual or threatened release by BSC, the Subsidiary or the Affiliates of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

Except as disclosed in the BSC Schedules, to the knowledge of BSC each “facility” owned, leased or operated by BSC, the Subsidiary or the Affiliates (but excluding any “facility” as to which the sole interest of BSC, the Subsidiary or the Affiliates is that of a lienholder or mortgagee, but including any “facility” to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any “facility” in which BSC, the Subsidiary or the Affiliates ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility’s treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of BSC, the Subsidiary or the Affiliates taken as a whole.

2.16

Employee Plans.

2.16.1

Benefit Plans.  The BSC Schedules list the name and a short description of each BSC Benefit Plan, together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term “BSC Benefit Plan” shall mean any plan, program, arrangement or system of employee or director benefits maintained by BSC or the Subsidiary for the benefit of employees, former employees or Directors of BSC, the Subsidiary or the Affiliates and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan (“ESOP”), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through a trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees’ Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the BSC Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the number of employees covered under such BSC Benefit Plan. Through the date of this Agreement, neither BSC nor the Subsidiary or the Affiliates have made or have committed to make any contributions to any BSC Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts.

2.16.2

Plan Documents, Reports and Filings. BSC or the Subsidiary have provided true, complete and correct copies of all plan documents, if any, comprising each BSC Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service (“IRS”) or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to BSC Benefit Plans.

2.16.3

Qualified Retirement Plan Compliance. With respect to each BSC Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the “top-hat” exception under section 201(1) of ERISA (a “Qualified Benefit Plan”), except as disclosed on the BSC Schedules: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfied the requirements of section 401(a) of the Code, or such letter is not required; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan is in material compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an “ESOP Qualified Benefit Plan”) is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation (“PBGC”) were fully satisfied; and (f) any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans.

2.16.4

Welfare Plan Compliance. With respect to each BSC Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a “Welfare Benefit Plan”), except as noted on the BSC Schedules: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the knowledge of BSC, in material compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the knowledge of BSC, operated in material compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code (“COBRA”), has been, to the knowledge of BSC, operated in material compliance with such COBRA requirements.  The BSC Schedules list the names of any individuals receiving COBRA continuation coverage at the date hereof and the names of individuals who have experienced a qualifying event (as that term is defined in Section 4980B of the Code) as of the date hereof but who have not yet elected COBRA continuation coverage.

2.16.5

Prohibited Transactions. To the knowledge of BSC, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any BSC Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section  409 of ERISA.

2.16.6

Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the knowledge of BSC, threatened against any BSC Benefit Plan or against BSC or the Subsidiary with respect to any BSC Benefit Plan.

2.16.7

Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each BSC Benefit Plan have been recorded and disclosed on the most recent financial statement of BSC and the Subsidiary or, if not, in the BSC Schedules. For purposes hereof, the term “Unfunded Liabilities” shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any BSC Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes BSC, the Subsidiary or the Affiliates and for which BSC, the Subsidiary or the Affiliates are liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan’s coverage through the Effective Time.

2.16.8

Defined Benefit Pension Plan Liabilities. BSC, the Subsidiary and the Affiliates (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any BSC Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in the BSC Schedules, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each BSC Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither BSC, the Subsidiary nor any controlled group member of BSC or the Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

2.16.9

Retiree Benefits. Except as listed on the BSC Schedules and identified as “Retiree Liability”, BSC, the Subsidiary and the Affiliates have no obligation to provide retiree medical benefits, or life insurance benefits to or with respect to retirees or any of their relatives.

2.16.10

Right to Amend and Terminate. Except as disclosed in the BSC Schedules, BSC, the Subsidiary or the Affiliates have all power and authority necessary to amend or terminate each BSC Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

2.16.11

Materiality. For purposes of this Section 2.16 as a whole, the term “material” in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $25,000 or more, with such determination being made on the basis of the aggregate affected participants of a BSC Benefit Plan and not with respect to any single participant.

2.17

Labor Matters.  Neither BSC, the Subsidiary nor the Affiliates are or have ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is BSC, the Subsidiary or the Affiliates the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel BSC, the Subsidiary or the Affiliates to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving BSC, the Subsidiary or the Affiliates pending, or to BSC’s knowledge, threatened.  BSC, the Subsidiary and the Affiliates are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

2.18

Regulatory Compliance.  Except as disclosed in the BSC Schedules, BSC, the Subsidiary and the Affiliates have materially complied with all laws, regulations and orders applicable to it and to the conduct of each of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of its business.   Neither BSC, the Subsidiary nor the Affiliates are in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.

2.19

Absence of Regulatory Actions.  Except as disclosed in the BSC Schedules, neither BSC, the Subsidiary nor the Affiliates are a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (“Government Regulators”), or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

2.20

Insurance.  BSC has previously delivered to Wayne a list and a brief description of all insurance policies currently in force with respect to BSC, the Subsidiary and the Affiliates.  All premiums due on such policies have been paid, and such policies will continue to remain in force through the Effective Time.  BSC has also previously delivered to Wayne a description of all claims in excess of $5,000 currently pending under such insurance policies, together with a list of all other claims in excess of $5,000 which have been filed during the last three (3) years and a description of the disposition thereof.

2.21

Interest Rate Risk Management.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for BSC’s own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of BSC or its subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to BSC. Neither BSC nor its subsidiaries, nor to its knowledge any other party thereto is, in any respect material to BSC on a consolidated basis, in breach of any of its obligations under any such agreement or arrangement.

2.22

Investment Portfolios.  The investment portfolios of the Subsidiary consist of securities in marketable form. Except as disclosed in the BSC Schedules, since September 30, 2002 to the date hereof, the Subsidiary has not incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, the management of BSC is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the Subsidiary’s investment portfolio on a consolidated basis.

2.23

Indemnification.  There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the knowledge of BSC, threatened against any of the Directors or officers of BSC, the Subsidiary or the Affiliates in their capacities as such, and no Director or officer of BSC, the Subsidiary or the Affiliates currently is being indemnified or seeking to be indemnified by either BSC, the Subsidiary or the Affiliates pursuant to applicable law or BSC’s Articles of Incorporation or Regulations or the Subsidiary’s Articles of Incorporation or Regulations or the Affiliates’ Articles of Incorporation or Regulations.

2.24

Performance of Obligations.  There is no agreement to which BSC is a party which (i) prohibits or restricts BSC’s ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject Wayne to any impediment or condition in connection with the exercise of any of Wayne’s rights under this Agreement.

2.25

No Delay.  As of the date hereof, except for federal antitrust issues associated with the transaction contemplated by this Agreement, BSC is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

2.26

Shareholder Approval; Fairness Opinion.  The affirmative vote of a majority of the outstanding shares of BSC Common Stock entitled to vote on this Agreement is the only vote of the shareholders of BSC required for approval of the Agreement and the consummation of the Merger and the related transactions contemplated hereby.  BSC has received the opinion of Professional Bank Services, to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to BSC shareholders.

2.27

Survival of Representations and Warranties.  All representations and warranties contained in this Article II shall expire at the Effective Time, and, thereafter, neither BSC, the Subsidiary nor the Affiliates, nor any officer or director of either of them shall have any liability or obligations with respect thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WAYNE

Wayne represents and warrants to BSC that as of the date hereof or as of the indicated date, as appropriate:

3.1

Good Standing; Capitalization.

3.1.1

Wayne (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended; (ii) is duly authorized to conduct the business in which it is engaged; (iii) pursuant to Wayne’s Articles of Incorporation, as amended, is authorized to have outstanding 12 million common shares, no par value (“Wayne Common Stock”); (iv) as of the close of business on September 30, 2002, (a) has 4,600,179 shares of Wayne Common Stock issued and outstanding and 316,732 shares held in its treasury; and (b) does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options to purchase Wayne Common Stock granted and to be granted to employees, officers and Directors under its stock option plans, which at September 30, 2002, had 525,000 shares of Wayne Common Stock reserved for issuance in connection with outstanding options granted under its stock option plans and (v) owns of record and beneficially free and clear of all liens, encumbrances, all of the outstanding shares of the capital stock of Wayne County National Bank and all of the outstanding shares of the capital stock of Chippewa Valley Bank (together, the “Wayne Subsidiaries”).  Other than the Wayne Subsidiaries and Chippewa Valley Title Agency, a title insurance agency which is a wholly-owned subsidiary of Wayne County National Bank and MidOhio Data, Inc., an Ohio corporation, Wayne has no other direct or indirect subsidiaries.

3.1.2

The Wayne Subsidiaries are each duly incorporated, validly existing and in good standing as a national bank and an Ohio state-chartered bank and each has all requisite power and authority to conduct the business as now conducted by it; and neither of the Wayne Subsidiaries have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of either of the Wayne Subsidiaries.

3.2

Corporate Authority; Binding Obligation.

3.2.1

The Board of Directors of Wayne, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, including reserving for issuance to BSC shareholders in accordance with this Agreement, a sufficient number of shares of Wayne Common Stock.  The Board of Directors has directed that this Agreement be submitted to a vote of the Wayne shareholders at the annual meeting or a special meeting to be called for that purpose all in accordance with and as required by law and in accordance with the Articles of Incorporation and Regulations of Wayne.

3.2.2

Wayne has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of Wayne, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of the Wayne shareholders.

3.2.3

Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default, under Wayne’s Articles of Incorporation or Regulations or, to the knowledge of Wayne, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Wayne or the Wayne Subsidiaries is subject or bound; (ii) to the knowledge of Wayne, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Wayne or any of its subsidiaries; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Wayne is a party or by which Wayne’s rights, properties or assets are subject or bound; or (iv) accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Wayne is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

3.3

Corporate Documents.  Complete and accurate copies of (i) the Articles of Incorporation and (ii) the Regulations of Wayne in force as of the date hereof have been previously delivered to BSC.

3.4

Financial Statements.  Wayne has furnished to BSC its audited consolidated financial statements for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of Wayne as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Wayne nor any significant subsidiaries of Wayne have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements so furnished other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Wayne has furnished BSC with unaudited consolidated financial statements as at September 30, 2002 and for the three (3) month period then ended and shall continue to furnish information for subsequent calendar quarter periods to BSC as soon as such subsequent quarterly statements become publicly available until the Closing Date.

3.5

Marketable Title.  Wayne and the Wayne Subsidiaries have good and marketable title to all of the material properties and assets reflected in their respective separate statements of financial condition as at September 30, 2002, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

3.6

Absence of Material Changes.  Except for events relating to the business environment in general: (i) since September 30, 2002, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Wayne; (ii) the chief executive officer and the treasurer of Wayne are not aware of any events which have occurred since September 30, 2002, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Wayne; and (iii) since September 30, 2002, to the date hereof there have been no material changes in the methods of business operations of Wayne and its subsidiaries.

3.7

Absence of Litigation.  There is no litigation nor actions, suits, proceedings, investigations or assessments of any kind pending or, to the knowledge of the chief executive officer and treasurer of Wayne, threatened against Wayne or any Wayne Subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Wayne.

3.8

Extraordinary Transactions.  Since September 30, 2002 to the date hereof, and except for an up to $13 million subordinated debt transaction between the Wayne Subsidiaries and Wayne, Wayne and the Wayne Subsidiaries each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except for the customary 2002 year end stock dividend and cash dividend consistent with prior years, since September 30, 2002 to the date hereof, Wayne has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

3.9

Taxes.  Wayne and the Wayne Subsidiaries have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.  All tax returns filed by Wayne or the Wayne Subsidiaries through the date hereof constitute complete and accurate representations of the tax liabilities of Wayne and the Wayne Subsidiaries for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.  Wayne has a pending IRS audit which management expects to result in no materially adverse findings.

For purposes of this Section 3.9, the term “taxes” shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.  As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Wayne or the Wayne Subsidiaries, and no claim has been made by any authority in a jurisdiction where Wayne or the Wayne Subsidiaries do not file tax returns that Wayne or the Wayne Subsidiaries are subject to taxation in that jurisdiction.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Wayne or the Wayne Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Wayne’s balance sheet (in accordance with GAAP).  Wayne and the Wayne Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  Wayne and the Wayne Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Wayne and the Wayne Subsidiaries have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar  applicable state and local information reporting requirements.  Neither Wayne nor the Wayne Subsidiaries (i) have made an election under Section 341(f) of the Code, (ii) have issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) are or have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.10

Contracts.  Except as set forth in Wayne’s SEC filings, neither Wayne nor the Wayne Subsidiaries are a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Wayne Subsidiaries) which do not require a total expenditure over the term of the contract, lease or agreement of more than $5,000 thereunder.

3.11

Loan Losses.  Since September 30, 2002 to the date hereof, none of Wayne’s banking subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Wayne on a consolidated basis; and to the knowledge and belief of Wayne, and in the light of any banking subsidiary’s historical loan loss experience and their management’s analysis of the quality and performance of their respective loan portfolios, as of September 30, 2002, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

3.12

Absence of Fees.  Except for dealings with and obligations to Stifel Nicolaus & Company, Incorporated, Wayne has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker’s or finder’s fee or commission in connection with the transactions provided for in this Agreement.

3.13

Legal Compliance.  To the knowledge of Wayne, neither Wayne nor the Wayne Subsidiaries, nor any employee, officer or Director of any of them has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of or material failure to comply with the regulatory requirements of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Wayne and its subsidiaries taken as a whole. To the knowledge of Wayne, Wayne and the Wayne Subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

3.14

Material Information.

3.14.1

To the knowledge of Wayne, neither this Agreement nor any report, statement, list, certificate or other information furnished by Wayne to BSC or BSC’s agents in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.14.2

True and complete copies of the following documents have been filed by Wayne with the SEC:

3.14.2.1

Wayne’s Annual Report on Form 10-K for the year ended  December 31, 2001 and Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

3.14.2.2

any Current Report on Form 8-K with respect to any event occurring after September 30, 2002 and prior to the date of this Agreement;

3.14.2.3

any report filed by Wayne to amend or modify any of the reports described above; and

3.14.2.4

all proxy statements prepared in connection with meetings of Wayne’s shareholders held subsequent to December 31, 2001.

The information set forth in the documents described in this Section 3.14.2 (including all exhibits thereto and all documents incorporated therein by reference) did not, (a) as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact, omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit any material exhibit required to be filed therewith and (b) as of the date hereof, except to the extent statements therein have been modified or amended by subsequent filings, such reports do not contain any untrue statement of a material fact, omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to September 30, 2002 which Wayne is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Wayne to BSC. Wayne timely shall furnish BSC with copies of all reports filed by Wayne with the SEC subsequent to the date of this Agreement and until the Closing Date.

3.15

Environmental.  There are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Wayne or the Wayne Subsidiaries in respect to any “facility” owned, leased or operated by any of them (but excluding any “facility” as to which sole interest of Wayne or the Wayne Subsidiaries is that of a lienholder or mortgagee, but including any “facility” to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any “facility” in which Wayne or the Wayne Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility’s treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or “hazardous substance”, pollutant or contaminant into the “environment” which, if adversely determined, (a) would require the payment by Wayne  or the Wayne Subsidiaries and/or require Wayne or the Wayne Subsidiaries to incur expenses of more than $10,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Wayne or the Wayne Subsidiaries, nor, to the knowledge of Wayne after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Wayne or the Wayne Subsidiaries are a plaintiff or complainant. Neither Wayne nor the Wayne Subsidiaries are liable in any material respect under any applicable law for any release by either of them or for any release by any other “person” of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Wayne or the Wayne Subsidiaries liable for any material costs (as a result of the acts or omissions of Wayne or the Wayne Subsidiaries or, to the knowledge of Wayne, as a result of the acts or omissions of any other “person”) of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Wayne or the Wayne Subsidiaries to prevent or minimize any actual or threatened release by Wayne  or the Wayne Subsidiaries of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

To the knowledge of Wayne, each “facility” owned, leased or operated by Wayne or the Wayne Subsidiaries (but excluding any “facility” as to which the sole interest of Wayne or the Wayne Subsidiaries is that of a lienholder or mortgagee, but including any “facility” to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any “facility” in which Wayne or the Wayne Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility’s treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Wayne and the Wayne Subsidiaries taken as a whole.

3.16

Employee Plans.

3.16.1

Plan Documents, Reports and Filings. Wayne or the Wayne Subsidiaries have provided true, complete and correct copies of all plan documents, if any, comprising each Wayne Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service (“IRS”) or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Wayne Benefit Plans.  For purposes hereof, the term “Wayne Benefit Plan” shall mean any plan, program, arrangement or system of employee or director benefits maintained by Wayne or the Wayne Subsidiaries for the benefit of employees, former employees or Directors of Wayne or the Wayne Subsidiaries and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan (“ESOP”), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees’ Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Wayne Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the number of employees covered under such Wayne Benefit Plan.

3.16.2

Qualified Retirement Plan Compliance. With respect to each Wayne Benefit Plan which is a Qualified Benefit Plan: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfied the requirements of Section 401(a) of the Code; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan is in material compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP Qualified Benefit Plan is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the PBGC were fully satisfied; and (f) any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans.

3.16.3

Welfare Plan Compliance. With respect to each Wayne Benefit Plan which is a Welfare Benefit Plan: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the knowledge of Wayne, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the knowledge of Wayne, operated in material compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to COBRA, has been, to the knowledge of Wayne, operated in material compliance with such COBRA requirements.

3.16.4

Prohibited Transactions. To the knowledge of Wayne, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Wayne Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section  409 of ERISA.

3.16.5

Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the knowledge of Wayne, threatened against any Wayne Benefit Plan or against Wayne or the Wayne Subsidiaries with respect to any Wayne Benefit Plan.

3.16.6

Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Wayne Benefit Plan have been recorded and disclosed on the most recent financial statement of Wayne and the Wayne Subsidiaries or, if not, in the Wayne Schedules. For purposes hereof, the term “Unfunded Liabilities” shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Wayne Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Wayne or the Wayne Subsidiaries and for which Wayne or the Wayne Subsidiaries are liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan’s coverage through the Effective Time.

3.16.7

Defined Benefit Pension Plan Liabilities. Wayne and the Wayne Subsidiaries (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Wayne Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Wayne Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Wayne, the Wayne Subsidiaries nor any controlled group member of Wayne or the Wayne Subsidiaries participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

3.16.8

Independent Trustee. Wayne and the Wayne Subsidiaries (a) have not incurred any asserted or, to the knowledge of Wayne, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Wayne or the Wayne Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

3.16.9

Right to Amend and Terminate. Wayne or the Wayne Subsidiaries have all power and authority necessary to amend or terminate each Wayne Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

3.16.10

Materiality. For purposes of this Section 3.16 as a whole, the term “material” in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $25,000 or more, with such determination being made on the basis of the aggregate affected participants of a Wayne Benefit Plan and not with respect to any single participant.

3.17

Labor Matters.  Neither Wayne nor the Wayne Subsidiaries are or have ever been a party to, or are or have ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Wayne or the Wayne Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel Wayne or the Wayne Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Wayne or the Wayne Subsidiaries pending, or to Wayne’s knowledge, threatened.  Wayne and the Wayne Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

3.18

Regulatory Compliance.  Wayne and the Wayne Subsidiaries have materially complied with all laws, regulations and orders applicable to it and to the conduct of each of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of its business.  Neither Wayne nor the Wayne Subsidiaries are in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.  Wayne is not aware of any circumstance or reason that could preclude it from obtaining the regulatory approvals, including antitrust approvals, necessary to consummate the Merger.

3.19

Absence of Regulatory Actions.  Neither Wayne nor the Wayne Subsidiaries are a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulators, or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

3.20

Insurance.  Wayne has previously provided a list and a brief description of all insurance policies currently in force with respect to Wayne.  All premiums due on such policies have been paid, and such policies will continue to remain in force through the Effective Time.  Wayne has previously delivered a description of all claims in excess of $5,000 currently pending under such insurance policies, together with a list of all other claims in excess of $5,000 which have been filed during the last three (3) years and a description of the disposition thereof.

3.21

Interest Rate Risk Management.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for Wayne’s  own account, or for the account of one or more of the Wayne Subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Wayne or the Wayne Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to Wayne. Neither Wayne nor the Wayne Subsidiaries, nor to its knowledge any other party thereto is, in any respect material to Wayne on a consolidated basis, in breach of any of its obligations under any such agreement or arrangement.

3.22

Investment Portfolios.  The investment portfolios of Wayne and the Wayne Subsidiaries and affiliates consist of securities in marketable form. Since September 30, 2002, to the date hereof Wayne and the Wayne Subsidiaries, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Wayne is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Wayne and the Wayne Subsidiaries on a consolidated basis.

3.23

Indemnification.  There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the knowledge of Wayne, threatened against any of the Directors or officers of Wayne or the Wayne Subsidiaries in their capacities as such, and no Director or officer of Wayne or the Wayne Subsidiaries currently is being indemnified or seeking to be indemnified by either Wayne or the Wayne Subsidiaries pursuant to applicable law or Wayne’s Articles of Incorporation or Regulations or the Wayne Subsidiaries’ respective Articles of Incorporation or Regulations.

3.24

Performance of Obligations.  There is no agreement to which Wayne is a party which (i) prohibits or restricts Wayne’s ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject BSC to any impediment or condition in connection with the exercise of any of BSC’s rights under this Agreement.

3.25

No Delay.  As of the date hereof, except for federal antitrust issues associated with the transaction contemplated by this Agreement, Wayne is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

3.26

Shareholder Approval; Fairness Opinion.  The affirmative vote of a majority of the outstanding shares of Wayne Common Stock entitled to vote on this Agreement and the transactions contemplated thereby is the only vote of the shareholders of Wayne required for approval of the Agreement and the consummation of the Merger and the related transactions contemplated hereby.  Wayne has received the opinion of Stifel Nicolaus & Company, Incorporated to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Wayne’s shareholders.

3.27

Fully Paid, Non-Assessable Shares.  All shares of Wayne Common Stock to be received by the shareholders of BSC as a result of the Merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Wayne.

3.28

Survival of Representations and Warranties.  All representations and warranties contained in this Article III shall expire at the Effective Time, and thereafter, neither Wayne nor any officer or Director of Wayne shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

ARTICLE IV
OBLIGATIONS, COVENANTS AND COOPERATION

4.1

BSC Shareholders Meeting.  BSC, in consultation with Wayne, will take all actions necessary to call and hold an annual or a special meeting of BSC’s shareholders as soon as practicable after the Wayne registration statement relating to this transaction has been declared effective by the Securities and Exchange Commission (the “SEC”) and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of BSC shall inform the shareholders of BSC in the proxy materials relating to the annual or special meeting that all Directors of BSC have provided to Wayne a written agreement of their intent to vote all shares of BSC Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of BSC, subject only to such Directors’ fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.

4.2

Wayne Shareholders Meeting.  Wayne will take all actions necessary to call and hold an annual or a special meeting of Wayne’s shareholders as soon as practicable after the Wayne registration statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of Wayne shall inform the shareholders of Wayne in the proxy materials relating to the annual or special meeting that all Directors of Wayne presently intend to vote all shares of Wayne Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of Wayne, subject only to such Directors’ fiduciary obligations and will use their best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.

4.3

BSC Ordinary Course of Business.   From the date of this Agreement until the Effective Time, BSC, the Subsidiary and the Affiliates each will be operated in the ordinary course of business, and none of them will, without prior consultation with Wayne, make any changes in its capital or corporate structures; issue any additional shares of BSC Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $5,000, make, enter into or renew any agreement for services to be provided to BSC, the Subsidiary or the Affiliates or permit the automatic renewal of any such agreement, other than the agreements identified in the BSC Schedules which are specifically identified in such Schedules as agreements which BSC intends to renew, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $5,000 (for this purpose the phrase “permit the automatic renewal” includes the failure to send a notice of termination of such contract if such failure would constitute a renewal), provided that BSC shall be permitted to (a) pay salaries, normal salary increases, bonuses and BSC 401(k) matching contributions, consistent with prior years; provided further, that BSC shall be permitted to pay bonuses pursuant to its existing bonus plan for 2002 and for the partial year period preceding the Closing Date; and (b) declare or pay any cash dividends on its own stock consistent with prior years and paid at such times as BSC historically has done on BSC Common Stock; provided further that BSC may, without further consultation with Wayne, increase its customary cash dividend to $.22 per share for the first quarter of 2003 dividend.  Notwithstanding anything to the contrary herein, BSC and Wayne shall cooperate in selecting the Effective Time to ensure that the holders of BSC Common Stock do not become entitled to receive both a dividend with respect to their BSC Common Stock and a dividend with respect to their Wayne Common Stock or fail to be entitled to receive any dividend with respect to any quarterly period or portion thereof in which the Effective Time occurs; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business.  BSC agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Subsidiary which are now owned by it.

4.4

Wayne Ordinary Course of Business.   From the date of this Agreement until the Effective Time, Wayne and the Wayne Subsidiaries each will be operated in the ordinary course of business, and none of them will, without prior consultation with BSC, make any changes in its capital or corporate structures; issue any additional shares of Wayne Common Stock other than pursuant to the exercise of options granted prior to the date hereof or other than pursuant to a stock dividend declared and paid in the ordinary course consistent with prior years and paid at such times as Wayne historically has done; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof and stock dividends as described herein; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $25,000, make, enter into or renew any agreement for services to be provided to Wayne or the Wayne Subsidiaries, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000.  Wayne shall be permitted to pay salaries, normal salary increases, benefits and bonuses, consistent with prior years; declare or pay any cash or stock dividends on its own stock consistent with the normal dividends and consistent with prior years and paid at such times as Wayne historically has done on Wayne Common Stock.  Wayne agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Wayne Subsidiaries which are now owned by it.

4.5

Affiliates.  Not later than the 15th day prior to the mailing of BSC’s proxy statement with respect to the Merger, BSC shall deliver to Wayne a list of each person that, to the best of BSC’s knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an “affiliate” of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, or SEC Accounting Series Releases 130 and 135 (the “BSC Affiliates”). BSC shall use its best efforts to cause each BSC Affiliate to execute and deliver to Wayne on or before the mailing of such proxy statement an agreement in the form of Appendix A hereto.

4.6

Regulatory Applications.

4.6.1

Wayne will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions, the Ohio Department of Insurance, and any other governmental agencies as are required to secure the requisite approval of such agencies for the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to shareholder approval of this transaction and the registration and issuance of the shares of Wayne Common Stock to be issued to the shareholders of BSC in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of BSC and its affiliates, to be paid by Wayne), and any other laws applicable to the transactions provided for in this Agreement. Wayne shall use all reasonable efforts to file all such applications as promptly as practicable after the execution of this Agreement to secure all such approvals.  BSC agrees that it will, as promptly as practicable after request and at its own expense, provide Wayne with all information and documents concerning BSC, the Subsidiary and the Affiliates, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, Wayne shall provide copies thereof to BSC and a reasonable opportunity to comment.

4.6.2

Supplementing Section 4.6.1, Wayne will prepare and file a Registration Statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission (the “Registration Statement”) to register a sufficient number of shares of Wayne Common Stock which the shareholders of BSC will receive pursuant to Section 1.3 at the Effective Time.  Wayne will use its best efforts to cause such Registration Statement to become effective.  Wayne and BSC agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act of 1933, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of BSC and Wayne to be held in connection with the Merger, in either case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7

Cooperation.  Each of the parties hereto agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

4.8

Access.  BSC agrees to permit Wayne, its officers, employees, accountants, agents and attorneys, and Wayne agrees to permit BSC, its officers, employees, accountants, agents and attorneys, upon reasonable advance notice to have reasonable access during business hours to their respective books, records and properties, and those of each of its subsidiaries and affiliates, for the purpose of preparing for the Closing and the subsequent conversion necessary to effect the merger of the banking subsidiaries.

4.9

BSC Employee Plans.

4.9.1

BSC 401(k).  At the request of Wayne prior to the Effective Time, BSC shall take all steps necessary to terminate the BSC 401(k) Plan (“BSC 401(k)”) effective as of the Termination Date.  For purposes hereof, the term “Termination Date” shall mean a date established by Wayne that is prior to the Effective Time, but which shall in no event precede the Effective Time by more than one business day.

Before the BSC 401(k) is frozen or terminated as the case may be, the parties hereto shall cause an employer nonelective contribution to be made to the BSC 401(k) for the 2002 plan year and for the short plan year beginning January 1, 2003 and ending on the Termination Date or the date the BSC 401(k) is frozen as the case may be (“Relevant Period”).  For the Relevant Period that is the 2002 plan year, such employer nonelective contribution shall be equal to $117,000; for the Relevant Period that is the short plan year beginning January 1, 2003, such employer nonelective contribution shall be equal to $8,500 per month for each full or partial month through the month that contains the Closing Date.

Wayne shall amend the Wayne Bancorp, Inc. & Affiliates 401(k) and Profit Sharing Plan (the “Wayne 401(k)”) to provide a special entry date for all former BSC, Subsidiary and the Affiliates’ employees employed by Wayne, the Surviving Subsidiary or other Wayne affiliates, which special entry date shall coincide with the Effective Time.  Furthermore, Wayne shall amend the Wayne 401(k) to the extent necessary to permit all former BSC, Subsidiary and the Affiliates’ employees employed by Wayne, the Surviving Subsidiary or other Wayne affiliates to defer as much of their compensation received in the year in which the Effective Time occurs to the Wayne 401(k) as they would have been able to defer to the BSC 401(k) but for the termination of the BSC 401(k).

4.9.2

BSC Benefit Plans.  Except for BSC Benefit Plans designated on Schedule 2.16.1 as not unilaterally terminable, and subject to contractual notice requirements, Wayne shall have full discretion to provide that some or all of the BSC Benefit Plans will be frozen, terminated, or both as of the Effective Time or such subsequent date as selected by Wayne.

4.10

Employment Issues.

4.10.1

Wayne shall use its best efforts to retain existing employees of BSC, the Subsidiary and the Affiliates in the same or similar positions subsequent to the consummation of the Merger; and provided, however, that nothing in this section or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision.

4.10.2

As of the Effective Time, Wayne shall provide that employees of BSC or the Subsidiary who remain employed after the Merger shall continue to be eligible to participate in employee benefit plans which are substantially similar to the benefits provided to other Wayne employees.  For purposes hereof, Wayne shall be entitled in Wayne’s discretion to either continue any and/or all of the BSC Benefit Plans or shall alternatively provide that employees of BSC or the Subsidiary who remain employed after the Merger shall be entitled to participate in any and/or all of Wayne’s employee benefit plans to the extent that they are eligible pursuant to the terms of such plans with full credit for years of service with BSC for eligibility and vesting under such plans, waiver of any pre-existing medical conditions, and credit for any deductibles and co-pay amounts paid prior to the Effective Time.  At the Effective Time, Wayne shall assume all liability under that certain Release and Non-Competition Agreement by and between The Savings Bank and Trust Company and James E. Coburn dated as of December 6, 1999.  Wayne shall not provide health benefits to any current or former directors of BSC after the Effective Time except to the extent required by COBRA or other applicable law.

4.11

Wayne Board of Directors.  Wayne’s Board of Directors shall undertake, and accomplish by the Closing Date, to expand the size of the Wayne board by two persons and to appoint two directors as set forth in Section 1.8 from the BSC Board of Directors to fill such vacancies created by the increase in the Board of Directors.

4.12

BSC Rights.  At the date of this Agreement, the number of shares subject to BSC Rights shall not exceed 35,800.  From the date of this Agreement to the Effective Time, BSC shall not grant any additional BSC Rights.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1

Conditions to the Obligations of Each of the Parties.  The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

5.1.1

The shareholders of each of BSC and Wayne shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance  with the parties’ respective Articles of Incorporation and Regulations.

5.1.2

Shareholders holding enough shares to jeopardize the tax-free nature of the Merger shall not have exercised their dissenters rights and demanded the fair cash value of shares pursuant to Section 1701.85 of the Ohio Revised Code.

5.1.3

All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission to the extent required.

5.1.4

Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Wayne or BSC and other than regularly scheduled regulatory examinations.

5.1.5

Any waiting period mandated by law in respect of the final approval by any applicable Government Regulators of the transactions contemplated herein shall have expired.

5.1.6

No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

5.2

Conditions to the Obligations of Wayne.  The obligation of Wayne to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Wayne in a writing delivered to BSC which specifically refers to the condition or conditions being waived:

5.2.1

All of the representations and warranties of BSC set forth in Article II of this Agreement shall be true and correct in all material  respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for (i) any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and (ii) inaccuracies of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of BSC, the Subsidiary and the Affiliates taken as a whole.

5.2.2

BSC shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of BSC, the Subsidiary and the Affiliates taken as a whole.

5.2.3

Wayne shall have received from Stifel Nicolaus & Company, Incorporated written fairness opinions to the effect that the Merger Consideration is fair to the holders of Wayne Common Stock from a financial point of view as of the date of this Agreement and also as of the date of the proxy statement for the Wayne special meeting of shareholders held to approve the Merger.

5.2.4

BSC’s independent certified public accountant shall have delivered to BSC the audited consolidated year end financials dated as at December 31, 2002 with an unqualified audit opinion.

5.2.5

The receipt of a certificate from BSC and the  Subsidiary, executed by the chief executive officer and president of each, dated the Closing Date, certifying to the knowledge of the chief executive officer and president of each that: (i) all of the representations and warranties set forth in Article II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and (ii) each of BSC and the Subsidiary has met and fully complied in all material respects with all of the obligations required of each of BSC and the Subsidiary under the terms of this Agreement.

5.2.6

The total issued and outstanding shares of BSC Common Stock shall not exceed 995,427 shares including all shares issuable pursuant to the exercise of options to purchase BSC Common Stock.

5.2.7

There shall not have been any material adverse changes since December 31, 2002 in the business, operations, condition (financial or otherwise), property or prospects of BSC, the Subsidiary or the Affiliates.

5.3

Conditions to the Obligations of BSC.  The obligation of BSC to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by BSC in a writing delivered to Wayne which specifically refers to the condition or conditions being waived:

5.3.1

All of the representations and warranties of Wayne set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of  a specified date, which shall be true and correct in all material respects as of such date.

5.3.2

Wayne shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Wayne and the Wayne Subsidiaries taken as a whole.

5.3.3

BSC shall have received from Professional Bank Services written fairness opinions to the effect that the Merger Consideration is fair to the holders of BSC Common Stock from a financial point of view as of the date of this Agreement and also as of the date of the proxy statement for the BSC meeting of shareholders held to approve the Merger.

5.3.4

The receipt of a certificate from Wayne, executed by its  chief executive officer and treasurer, dated the Closing Date, certifying to each such officer’s knowledge that: (i)  all of the representations and warranties set forth in Article III hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and, (ii) Wayne has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

5.3.5

Wayne shall have registered its shares of Common Stock to be issued to the BSC shareholders hereunder with the SEC pursuant to the  Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state  securities authorities and no stop order shall have been issued.

5.3.6

There shall not have been any material adverse changes since December 31, 2002 in the business, operations, condition (financial or otherwise), property or prospects of Wayne or the Wayne Subsidiaries.

5.3.7

Wayne shareholders shall have increased the size of the Wayne Board to fourteen persons and the Wayne Board shall have appointed two directors from the BSC Board to the Wayne Board to begin serving immediately following the Effective Time.

5.3.8

BSC and its shareholders will have received an opinion of its counsel, Frost Brown Todd LLC, in form and substance satisfactory to BSC as of the Closing Date, to the effect that, under the Code, (i) no gain or loss will be recognized to BSC as a result of the Merger and (ii) no gain or loss (except in respect of cash consideration received or fractional share interests sold or dissenters receiving cash) will be recognized to BSC’s shareholders as a result of their exchange of BSC Common Stock for Wayne Common Stock, and covering such other matters as are typically covered by such opinion.

5.3.9

BSC and Wayne shall have taken all steps necessary to accomplish, and shall have accomplished, the assumption by Wayne of those Trust Preferred Securities issued by BSC on June 26, 2002 in an amount equal to $7 million and shall have received all consents and approvals required in connection therewith.

5.3.10

Wayne’s independent certified public accountant shall have delivered to Wayne the audited consolidated year end financials dated as at December 31, 2002 with an unqualified audit opinion.

ARTICLE VI
ADDITIONAL COVENANTS

6.1

Confidentiality.  Wayne and BSC agree that the non-disclosure/confidentiality agreement entered into on August 30, 2002 shall continue in full force and effect.

6.2

Indemnification.  Wayne and BSC shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys’ fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

6.3

Press Releases.  Wayne and BSC shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law.

6.4

Expenses.  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel.  The prorata expenses of printing and mailing the prospectuses/proxy statements to its shareholders shall be paid by each of Wayne and BSC, provided, however, that Wayne will bear the costs and expenses associated with the regulatory applications.

6.5

Material Changes.

6.5.1

Between the date hereof and the Closing Date, BSC shall promptly advise Wayne in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on BSC and its subsidiaries, taken as a whole.

6.5.2

Between the date hereof and the Closing Date, Wayne shall promptly advise BSC in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Wayne and its subsidiaries, taken as a whole.

6.6

Notification of Failure to Satisfy Condition.  Each party hereto will promptly notify the other party in writing of the occurrence of any event which will or may result in the failure to satisfy any material condition precedent set forth in this Agreement. Between the date of this Agreement and the Closing Date, each party hereto will notify the other of the satisfaction of such material conditions precedent as they occur.

6.7

Indemnification;  Directors’ and Officers’ Insurance.

6.7.1

Wayne agrees that the Surviving Corporation shall honor after the Effective Time all rights to indemnification now existing in favor of any director, officer, employee or agent of BSC or any of its Subsidiaries or Affiliates (singularly, “Indemnified Party” and collectively, the “Indemnified Parties”) as provided in their respective Articles of Incorporation, Regulations or, in any agreement between an Indemnified Party and BSC or any of its Subsidiaries or Affiliates, and such indemnification obligations shall survive the Merger and shall continue in full force and effect for a period of three years from the Effective Time; provided, that, in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

6.7.2

Wayne agrees that the Surviving Corporation shall cause to be maintained in effect for not less than three years from the Effective Time for the benefit of all current and former directors, officers, employees and agents of BSC and any of its Subsidiaries and Affiliates the current policies of the directors’ and officers’ liability insurance maintained by BSC and such Subsidiaries and Affiliates; provided, that, the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay aggregated premiums for the three-year period in excess of $100,000, and, if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7.2, it shall obtain as much comparable insurance as possible for premiums equal to such maximum amount.

6.7.3

In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, the proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

6.7.4

The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.7, subject to the limitation of applicable laws.

6.7.5

The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

6.8

Notification of Regulatory Action.  In the event Wayne or the Wayne Subsidiaries receive a written examination report or receive or enter into a written agreement with a Government Regulator, BSC shall have an opportunity to review such examination report or written agreement and assist with the satisfaction of any regulatory requirements arising out of such reports or agreements.

ARTICLE VII
TERMINATION

7.1

Termination Conditions.  This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Wayne to BSC or by BSC to Wayne in the following instances:

7.1.1

By Wayne or BSC, if there has been to the extent contemplated herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with  respect to the representations, warranties, and covenants set forth herein and such misrepresentation, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

7.1.2

By Wayne or BSC, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at December 31, 2002, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

7.1.3

By Wayne or BSC, if the merger transaction contemplated herein has not been consummated by September 30, 2003 provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

7.1.4

By the mutual written consent of Wayne and BSC.

7.1.5

By Wayne if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Wayne to effect the Merger set forth in Sections 5.1 or 5.2 herein and non-compliance is not waived by Wayne.

7.1.6

By BSC if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of BSC to effect the Merger as set forth in Sections 5.1 and 5.3 herein and non-compliance is not waived by BSC.

7.1.7

By Wayne, if the Board of Directors of BSC does not unanimously publicly recommend in the Proxy Statement that BSC’s shareholders approve and adopt the Merger and this Agreement or if, after recommending in the proxy that shareholders approve and adopt this Agreement, the Board of Directors of BSC shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Wayne.

7.1.8

By BSC, if the Board of Directors of Wayne does not unanimously publicly recommend in the Proxy Statement-Prospectus that Wayne’s shareholders approve and adopt the Merger and this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement, the Board of Directors of Wayne shall have withdrawn, modified or amended such recommendation in any respect materially adverse to BSC.

7.1.9

By BSC, if the Board of Directors of BSC reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, consolidation, share exchange or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of BSC Common Stock then outstanding or all or substantially all of the assets of  BSC constitutes a Superior Proposal; and that such proposal must be accepted by the Board of Directors of BSC; provided, however, that prior to any such termination, BSC shall use its reasonable efforts for five business days after such determination to negotiate in good faith with Wayne to make such adjustments in the terms and conditions of this agreement that would enable BSC to proceed with the transactions contemplated herein.

For purposes of this Section, a “Superior Proposal” is when: (A) the Board of Directors of BSC receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point of view to BSC’s shareholders, and (B) the Board of Directors of BSC, after consultation with independent legal counsel, determines in good faith that approval of such proposal is necessary for the Board of Directors of BSC to comply with its fiduciary duties to shareholders under applicable law.

7.1.10

By BSC, if the BSC Board so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

(1)

the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

(2)

(i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Wayne Ratio”) shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the “Index Ratio”); subject, however, to the following three sentences.  If BSC refuses to consummate the Merger pursuant to this Section 7.1.10, it shall give prompt written notice thereof to Wayne; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period.  During the five-day period commencing with its receipt of such notice, Wayne shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Wayne Ratio.  If Wayne makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to BSC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1.10 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1.10.

For purposes of this Section 7.1.10, the following terms shall have the meaning indicated:

·

“Average Closing Price” shall mean the average of the daily last sales prices of Wayne Common Stock as reported on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Wayne) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq SmallCap Market ending at the close of trading on the Determination Date.

·

“Determination Date” shall mean the later of the date on which (i) the day of expiration of the last waiting period with respect to any of the required regulatory approvals, (ii) the day on which the last of the regulatory approvals is obtained, (iii) the day on which the required BSC shareholder approval is obtained, and (iv) the day on which the required Wayne shareholder approval is obtained.

·

“Index Group” shall mean the 19 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror’s market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price.  The 19 bank holding companies and the weights attributed to them are as follows:

Company	Shares	Weighting

Allegiant Bancorp, Inc.	15,889,500	8.40%
Capitol Bancorp Limited	11,181,368	5.91%
CoBiz Inc.	13,240,949	7.00%
First Busey Corporation	13,580,870	7.18%
First Financial Bankshares, Inc.	12,358,910	6.53%
First Indiana Corporation	15,538,802	8.21%
First Oak Brook Bancshares, Inc.	6,326,180	3.34%
Great Southern Bancorp, Inc.	6,863,642	3.63%
Independent Bank Corporation	12,564,857	6.64%
Macatawa Bank Corporation	7,888,066	4.17%
MainSource Financial Group Inc.	6,469,873	3.42%
Lakeland Financial Corporation	5,768,806	3.05%
PrivateBancorp, Inc.	4,936,156	2.61%
Prosperity Bancshares, Inc.	18,893,024	9.99%
S.Y. Bancorp, Inc.	6,714,331	3.55%
Second Bancorp, Incorporated	9,876,844	5.22%
Simmons First National Corporation	7,062,795	3.73%
Southside Bancshares, Inc.	8,274,830	4.37%
Southwest Bancorp, Inc.	5,775,580	3.05%

		100.00%

·

“Index Price” on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

·

“Starting Date” shall mean the close of business on the day preceding the announcement by press release of the Merger.

·

“Starting Price” shall mean the closing price per share of Wayne Common Stock as reported on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Wayne) on the Starting Date.

7.2

Failure to Approve.  If either Wayne or BSC shareholders, acting at a meeting held for the purpose of voting upon this Agreement, fail to approve such agreement in the manner required by law, then this Agreement shall be deemed to be automatically terminated.

7.3

Survival of Certain Provisions.  Upon termination as provided in this Article, this Agreement, except for the provisions of Section 6.1 hereof, shall be void and of no further force or effect, and, except as provided in Section 6.4 hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction.

7.4

Termination Fees.

7.4.1

If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 7.1.1, then the breaching party shall promptly (but no later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $500,000; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $500,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

7.4.2

If BSC terminates this Agreement pursuant to Section 7.1.8, Wayne shall (no later than five business days after receipt of notice from BSC) pay BSC, in addition to any other amounts payable by Wayne pursuant to this Agreement, cash in the amount equal to $2.5 million.

7.4.3

If BSC or Wayne terminates this Agreement pursuant to Section 7.1.7 or 7.1.9 or if BSC consummates a Superior Proposal within 12 months after termination by Wayne pursuant to BSC’s conduct after the date hereof causing a willful breach under Section 7.1.1, provided such Superior Proposal existed prior to termination, BSC shall (no later than five business days after receipt of notice from Wayne) pay Wayne, in addition to any other amounts payable by BSC pursuant to this Agreement, cash in an amount equal to $2.5 million.

7.4.4

Notwithstanding anything to the contrary in this Agreement, if Wayne terminates this Agreement pursuant to Section 7.1.5 or BSC terminates this Agreement pursuant to Section 7.1.6 or if the conditions set forth in Sections 5.1.4 and 5.1.6 cannot be satisfied, as the result of Wayne being unable to obtain regulatory approval on antitrust grounds without the divestiture of significant banking business, Wayne shall (no later than five business days after its termination of this Agreement or after receipt of notice from BSC) pay BSC, in addition to any other amounts payable by Wayne pursuant to this Agreement, a termination fee as follows:  if, in order to comply with regulatory antitrust requirements, (a) Wayne would have had to divest assets and/or liabilities, exclusive of real estate, in an amount less than $25 million, the termination fee shall be cash in the amount of $2.5 million, or (b) Wayne would have had to divest assets and/or liabilities, exclusive of real estate, in an amount greater than or equal to $25 million, the termination fee shall be cash in the amount of $1.0 million.

ARTICLE VIII
DISCUSSION WITH OTHERS; OTHER OFFERS

8.1

Discussion with Others; Offers.  On and after the date hereof, and until 180 days after the termination of this Agreement pursuant to Article VII above, except with the written consent of Wayne, neither BSC nor the Subsidiary and the Affiliates, shall directly or indirectly solicit or encourage (nor shall BSC or the Subsidiary and the Affiliates permit any of its officers, directors, employees or agents directly or indirectly to solicit or encourage), including by way of furnishing information, any inquiries or proposals for a merger, consolidation, share exchange or similar transaction involving BSC or the Subsidiary and the Affiliates, where BSC or the Subsidiary and the Affiliates will not be the surviving entity, or for the acquisition of the stock or all or substantially all of the assets or business of BSC or the Subsidiary and the Affiliates, or discuss with or enter into conversations with any person, other than BSC shareholders, employees or advisors, concerning any such merger, consolidation, share exchange, acquisition or other transaction where BSC or the Subsidiary and the Affiliates will not be the surviving entity, other than the transaction with Wayne contemplated hereby; provided, however, that BSC may act on or communicate information about any such proposals or inquiries to its shareholders, if and to the extent, that it is required to do so in order to reasonably comply with its legal obligations.  BSC shall provide Wayne with immediate written notice of all of the relevant details relating to any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

ARTICLE IX
CLOSING AND EFFECTIVE TIME

The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of Wayne on a date which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Article V hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the “Closing Date”). Pursuant to the filing of a certificate of merger (which shall be acceptable to BSC and Wayne) with the Secretary of the State of Ohio in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the “Effective Time”). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

ARTICLE X
GENERAL

10.1

Notices.  All notices, requests, consents, and demands under this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid, or by confirmed air courier, and addressed:

If to BSC:

Rod C. Steiger

President

Banc Services Corp.

101 West Market Street

Orrville, Ohio 44667

fax:  (330) 682-0024

With a copy to:

Neil Ganulin, Esq.

Frost Brown Todd LLC

2200 PNC Center

201 East Fifth Street

Cincinnati, Ohio 45202

fax:  (513) 651-6981

If to Wayne:

David P. Boyle

President

Wayne Bancorp, Inc.

Public Square

112 W. Liberty Street

Wooster, Ohio  44691

fax:  (330) 264-4220

With a copy to:

Susan B. Zaunbrecher, Esq.

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

fax:  (513) 977-8141

Such notices shall be deemed to be received when delivered in person, by facsimile or when deposited in the mail by certified mail, return receipt requested with postage prepaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be sent by certified mail, postage pre-paid, return receipt requested.

10.2

Entire Agreement.  This Agreement, together with the written instruments specifically referred to herein, constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section 10.3 hereof.

10.3

Amendment.  This Agreement may be amended, modified or supplemented by the written agreement of BSC and Wayne upon the authorization of each company’s respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of BSC and/or Wayne, but after any such approval by the shareholders of BSC or Wayne no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement.

10.4

Governing Law and Assignment.  This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto.

10.5

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

WAYNE BANCORP, INC.

Attest:

/s/ Phil Swope

By:  /s/ David P. Boyle

Vice Chairman

Its: President and CEO

BANC SERVICES CORP.

Attest:

/s/ Richard S. Wagner

By: /s/ Rod Steiger

Secretary

Its: President and CEO

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APPENDIX D

CERTIFICATE OF AFFILIATE

The undersigned affiliate of BSC (the “Affiliate”) hereby represents and warrants that the Affiliate will not sell, assign or transfer any Wayne Common Shares received by the Affiliate as a result of the transaction contemplated by the Affiliation Agreement dated as of __________, 2002 between Wayne Bancorp, Inc. (“Wayne”) and Banc Services Corp., except pursuant to (i) registration under the Securities Act of 1933, (ii) a transaction permitted by Rule 145 under the Act, or (iii) a transaction in which, in the opinion of counsel satisfactory to Wayne, the Wayne Common Shares are not required to be registered under the Act.

IN WITNESS WHEREOF, the undersigned hereby executes this Certificate as of the         day of                          , 200   .

__________________________________

(Affiliate Name)

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